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                                                                      Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                        Company Contact:
                                                        Stanley J. Musial
                                                        Chief Financial Officer
                                                        (302) 456-6789
                                                        www.sdix.com
                                                        ------------

                     Strategic Diagnostics Appoints New CEO

NEWARK, Del., September 4, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that the Board of Directors has appointed Matthew H. Knight as President and Chief Executive Officer. Mr. Knight has also been named to the Board of Directors. His employment is scheduled to commence September 15, 2003.

Prior to joining SDI, Mr. Knight spent 23 years at Nalco Chemical Company. He began his career in field sales in 1980, and advanced through a series of sales and marketing management positions over the next 15 years. In 1996, Mr. Knight became General Manager of Nalco's European operating group serving the water management needs of manufacturers, including the food, beverage and pharmaceutical industries. In 1998, he was promoted to General Manager of Nalco's largest water treatment business unit and in 2000 he was promoted to Group Vice President and President of the company's Industrial Division. Mr. Knight also served as Group Vice President, Sales Force Optimization, focused on development of sales and sales management processes for Nalco's global sales force. Mr. Knight is a graduate of Miami University of Ohio, with a B.A. in Chemistry.

George Brannon, Chief Operations Officer for Silliker Laboratories, said of Mr. Knight's appointment, "In the more than 10 years that I have known Matt, he has demonstrated an unwavering commitment to enhancing customer satisfaction through the delivery of value added programs and services. I'm sure he will bring the same customer focus to SDI."

Grover C. Wrenn, Chairman of the Board of Directors of SDI, commented, "We are pleased to welcome Matt to the senior management team at the Company. During our search, we focused on identifying an executive with strong all-around abilities and particular strengths in the areas of sales leadership and market development skill. We believe we have found those qualifications in Matt. We are confident in his abilities and look forward to working with him to further develop SDI as a market leader in our business categories.

"The Board also wishes to thank Art Koch for his service as interim CEO. Art's dedication to the Company and his leadership were vital to the Company over these past months. Art will be returning to his position as Chief Operating Officer and will continue to be an integral part of the senior management team."

Mr. Knight commented, "I am excited to join SDI as President and CEO. The Company has established itself as a leader in the agricultural and water quality marketplace by helping its customers respond to testing requirements with technology that is faster, more accurate, and more cost-effective to use. I look forward to expanding on these important customer benefits, and building our sales and marketing presence on a global scale."

A conference call will be held to introduce Mr. Knight to the investment community on Tuesday, September 16 at 11:00 a.m. EDT. The dial-in number will be 877-407-8035 (201-689-8035 outside the U.S.). A live webcast of the conference call will be available on the Company's website, www.sdix.com, as well as www.vcall.com. For those who are unable to listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on September 16 through 11:59 p.m. on September 17. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 75577.
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About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), TraitChek(TM), GMO QuickChek(TM), and GMOChek(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.